CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Zoo Entertainment, Inc.

We hereby consent to the use in this Prospectus, constituting a part of Amendment No. 2 to the Registration Statement on Form S-1 of Zoo Entertainment, Inc., of our report dated March 31, 2010 relating to the consolidated financial statements of Zoo Entertainment, Inc and subsidiaries as of December 31, 2009 and 2008 and for the years then ended, which appears elsewhere herein.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Amper, Politziner & Mattia, LLP

April 15 , 2010
New York, New York